Rule 10f-3 Transactions


Issuance/ Trade Date: 12/16/2010
Security Description: Res-Care, Inc, 10.75%, 1/15/2019
Total Amount Purchased: 1,000,000
Percent of Offering: 0.500%
Purchase Price: $102.25
First Available Public Price at Close: $102.50
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: J.P. Morgan
Participating Underwriters: J.P. Morgan, BofA Merrill Lynch,
U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc.


Issuance/ Trade Date: 03/04/2011
Security Description: Huntington Ingalls Industries, Inc., 6.875%, 3/15/2018 Total Amount Purchased: 800,000
Percent of Offering: 0.133%
Purchase Price: $100.000
First Available Public Price at Close: $103.563
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: Credit Suisse
Participating Underwriters: Credit Suisse, J.P. Morgan, RBS,
Wells Fargo Securities, BNP Paribas, Morgan Stanley,
SunTrust Robinson Humphrey, BofA Merrill Lynch,
Scotia Capital, SMBC Nikko, TD Securities, U.S. Bancorp Investments, Inc.


Issuance/ Trade Date: 03/31/2011
Security Description: Ameristar Casinos, Inc., 7.500%, 4/15/2021
Total Amount Purchased: 2,250,000
Percent of Offering: 0.281%
Purchase Price: 1,500,000 @ $99.125 & 750,000 @ $100.000
First Available Public Price at Close: $101.000
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: 1,500,000 Wells Fargo Bank &
750,000 Cantor Fitzgerald
Participating Underwriters: Wells Fargo Securities,
Deutsche Bank Securities, BofA Merrill Lynch, J.P. Morgan, Credit Agricole CIB, Commerzbank, U.S. Bancorp Investments, Inc.




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